EXHIBIT 10.2

Updated May 2025

AUTOZONE, INC. 2020 OMNIBUS INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

AutoZone, Inc., a Nevada corporation, (the “Company”), pursuant to its 2020 Omnibus Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”), in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the number of Restricted Stock Units set forth below (the “RSUs”).  This Restricted Stock Unit award is subject to all of the terms and conditions as set forth in this Grant Notice, the Restricted Stock Unit Award Agreement attached hereto as Exhibit A, the additional terms and conditions set forth in the Country Addendum for the Participant’s country of employment, if any (collectively, the “Restricted Stock Unit Award Agreement”) and the Plan, each of which are incorporated herein by reference.  All capitalized terms used in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and not otherwise defined shall have the meanings set forth in the Restricted Stock Unit Award Agreement and the Plan.

Participant:
Employee ID#:
Grant Date:
Total RSUs:
Vesting Commencement Date:
Dividend Equivalent Rights:
Vesting Schedule:

By his or her electronic acceptance (which shall be deemed to have occurred if neither acceptance or rejection is made by the Participant within 90 days from the Grant Date), and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement (collectively, the “RSU Governing Terms”).  The Participant has reviewed the RSU Governing Terms in their entirety, has had an opportunity to obtain the advice of counsel prior to acceptance of this Agreement and fully understands all provisions of the RSU Governing Terms.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the RSU Governing Terms.

AUTOZONE, INC.

______________________________________

_______________________________________

PARTICIPANT

______________________________________

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE

AUTOZONE, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement and any Country Addendum for the Participant’s country of employment (the “Agreement”) is attached, AutoZone, Inc., a Nevada corporation (the “Company”) has granted to the Participant the number of Restricted Stock Units set forth in the Grant Notice (the “RSUs”) under the AutoZone, Inc. 2020 Omnibus Incentive Award Plan, as amended from time to time (the “Plan”).  All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Grant Notice and the Plan.

ARTICLE I.
general
1.1Incorporation of Terms of Plan.  The Award (as defined below) is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
1.2Definitions.
(a)“Cause” shall mean the willful engagement by Participant in conduct which is demonstrably or materially injurious to the Company, monetarily or otherwise, as determined by the Company in its sole discretion, including based on information discovered after the Participant’s separation of employment from the Company.  For this purpose, no act or failure to act by the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
(b)“Disability” shall mean a determination by the Company that the Participant is “totally disabled,” within its meaning in the Company’s long term disability plan as in effect from time to time.
(c)“Downgrading Event” shall mean any event that results in the Participant’s employment position with the Company (1) changing from a “full time” position to a “part-time” position (whether at the Participant’s request or the Company’s direction), each as determined by the Company in accordance with its policies, or (2) changing to an Ineligible Position (whether at the Participant’s request or the Company’s direction) that is at least four salary or pay grade levels below such Participant’s employment position at the time such Participant changes his or her employment position with the Company. Notwithstanding the foregoing, a bona fide leave of absence and a temporary change in a Participant’s position following a bona fide leave of absence (in all cases, approved by the Company in writing) shall not be considered a Downgrading Event.
(d)“Employer” shall mean, to the extent the Participant is not employed by the Company, the Affiliate that employs the Participant.
(e)“Ineligible Position” means an employment position or classification within the Company where Persons who hold such a position or classification generally are ineligible under the Company’s grant policies to receive grants of awards pursuant to the Plan as of the Grant Date.
(f)“Qualified Retirement” shall mean Participant’s Termination of Service (other than by the Company) at or after the date on which the Participant has (i) attained age 55; (ii) completed at least 15 years of service with the Company; (iii) provided at least 12 months prior written notice (or such shorter period as the Administrator may permit) to the Company of Participant’s intent to retire; and (iv) continues to be in compliance with, the Restrictive Covenant.

(g)“Restrictive Covenant” shall mean the following:  AutoZone competes vigorously, but fairly. Participant acknowledges that because of Participant’s skills, Participant’s position with AutoZone, and the customer/vendor relationships and/or confidential information to which Participant shall have access on account of such employment with AutoZone, competition by Participant with AutoZone would damage AutoZone in a manner which could not be adequately compensated by damages or an action at law.  In view of such circumstances, Participant agrees that for a period of three (3) years after Participant’s Termination of Service (the “Non-Compete Term”), Participant shall not, directly or indirectly, own, manage, operate, control, be employed by, consult for, serve on the Board of, participate in or be connected in any manner with the ownership, management, operation or control of any business that derives revenues from the retail, wholesale, or commercial sale, manufacture, or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals in any state, province, territory or foreign country in which AutoZone operates during the Non-Compete Term, including, but not limited to, Advance Auto Parts, Inc., General Parts, Inc. (CARQUEST Auto Parts), Genuine Parts Corporation (NAPA), O’Reilly Automotive, Inc., The Pep Boys – Manny, Moe & Jack, Wal-Mart Stores, Inc., XL Parts, Amazon.com, Inc., SSF Imported Auto Parts LLC, WORLDPAC, Inc., Identifix, Inc., Solera Holdings, Inc., Fisher Auto Parts, Parts Authority, Factory Motor Parts and Auto Parts Warehouse. Other than those companies specifically referenced in this Subsection 4(a), nothing in this subsection shall preclude Participant from accepting employment with a company that derives less than five percent (5%) of its annual gross revenues from the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services, provided that Participant does not provide advice and consultation to such company concerning the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services. Further, Participant agrees that during the Non-Compete Term, Participant shall not, directly or indirectly operate, control, be employed by, consult for, participate in or be connected in any manner with the ownership, management, operation or control of any vendors or suppliers of AutoZone (or its subsidiaries) with whom Participant had personal contact or supervised the efforts of those who had personal contact with such vendors or suppliers in the 12 months preceding Participant’s separation from AutoZone. The parties agree that this provision shall not be deemed to amend, modify, supersede or otherwise alter the terms of the Non-Competition, Non-Solicitation, Non-Disclosure & Assignment of Inventions Agreement that the Participant has signed as a condition of employment or continued employment.
ARTICLE II.
award of restricted stock UNITS
2.1Award of Restricted Stock Units.  In consideration of the Participant’s continued efforts on behalf of the Company and its Affiliates and the Participant’s compliance with the Restrictive Covenant and other RSU Governing Terms, the Company issues to the Participant the Award described in this Agreement (the “Award”).  The Participant is an Employee or Director of the Company or one of its Affiliates. The Participant’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Article 2.2 hereof. This Award and the RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution.
2.2Vesting; Settlement.
(a)Vesting.  Subject to Article 2.2(b), the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice (including fractional numbers of restricted stock units).
(b)Forfeiture.  Except as may be otherwise set forth herein, as may be provided by the Administrator or as set forth in a written agreement between the Company and the Participant, any RSUs which are not vested as of the date of the Participant’s Termination of Service shall thereupon be forfeited immediately and without any further action by the Company.  For purposes of this Agreement, in the event that the Participant is both an Employee and a Director, the Participant shall not be deemed to have incurred a Termination of Service unless and until his or her status as both an Employee and Director has terminated.  Solely for purposes of this Agreement, upon the occurrence of a Downgrading Event, the Participant shall be deemed to have experienced a Termination of Service.

(c)Acceleration or Continuation of Vesting.  Notwithstanding anything herein or the Grant Notice to the contrary:  (i) the vesting of the RSUs may be accelerated pursuant to the Plan, as provided therein, or in the event of a Termination of Service or certain other circumstances as set forth in a written agreement between the Company and the Participant; (ii) the RSUs will become immediately vested upon the Participant’s Termination of Service by reason of the Participant’s death or Disability; and (iii) in the event of a Participant’s Qualified Retirement, the portion of the Participant’s RSUs which have not become vested at the date of the Participant’s Termination of Service shall remain outstanding and continue to vest according to their terms on each applicable Vesting Date, provided that the Participant continues to satisfy the requirements for a Qualified Termination (as determined by the Administrator in its sole discretion).  For the avoidance of doubt, Participant acknowledges that the continued compliance with the Restrictive Covenant is a condition of continued vesting. If the Participant fails at any time to comply with the Restrictive Covenant, any portion of the RSUs which have not vested or been settled as of that time shall terminate immediately and be of no further force or effect.
(d)Settlement.  The Participant shall be entitled to settlement of the RSUs subject to this Award at the time that such RSUs vest pursuant to this Article 2.2. Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the applicable Vesting Date); provided, however, that in the case of a Termination of Service due to a Downgrading Event or a Qualified Retirement, any settlement of the RSUs and any associated dividends or Dividend Equivalents (as defined below) shall not occur until such time as would be permitted under Section 409A of the Code if the Award is subject to Section 409A of the Code.  For the avoidance of doubt, any RSUs that have become vested in connection with and following a Participant’s Qualified Retirement will be settled as promptly as practicable after the applicable annual Vesting Date (but in no event after the thirtieth day following the applicable Vesting Date).  Any settlement of RSUs shall be made in Shares through the issuance to the Participant of a stock certificate (or evidence such Shares have been registered in the name of the Participant with the relevant stock agent) for a number of Shares equal to the number of such vested RSUs and Dividend Equivalent Units that may have accrued pursuant to Article 3.1 hereof; provided, that any cash-based dividend equivalent rights granted pursuant to Article 3.1 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the RSUs to which they relate are settled.
(e)Conditions to Delivery of Shares.  Subject to Article 2.1 above, the Shares deliverable under this Award may be either previously authorized but unissued Shares, treasury Shares or Shares purchased on the open market.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any Shares under this Award prior to fulfillment of all of the following conditions:
(i)The admission of such Shares to listing on all stock exchanges on which the Common Stock is then listed;
(ii)The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(iii)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and
(iv)The receipt by the Company or its Affiliates of full payment of any applicable withholding obligation.
(f)Alternative Settlement. Notwithstanding the foregoing, the Company may, in its sole discretion, settle all or a portion of any vested RSUs in the form of a cash payment to the extent settlement in Shares is prohibited under local laws, rules or regulations, would require the Participant, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of employment (or country of residence, if different), or is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle all or a portion of the vested RSUs in the form of Shares but require an immediate sale of such Shares (in which case, the Participant expressly and explicitly authorizes the Company to issue sales instructions, on the Participant’s behalf, to the Stock Plan Administrator and/or third party administrator engaged by the Company to hold the Participant’s Shares).
2.3Responsibility for Taxes.
(a)Regardless of any action taken by the Company or the Employer with respect to any or all Federal, state, local and/or foreign income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. The Company shall not be obligated to deliver any Shares to the Participant unless and until the Participant shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs or the Shares subject to the RSUs.
(b)The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable Tax-Related Items with respect to any taxable event arising in connection with the RSU, including in any and all applicable jurisdictions. The Participant hereby authorizes the Company and/or Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods, in each case, subject to and in accordance with applicable law and terms of the Plan: (i) withholding from the Participant’s salary, wages, or any other amounts payable to the Participant; (ii) withholding Shares issuable upon settlement of the RSUs; (iii) instructing a broker to sell Shares issuable to the Participant upon settlement of the RSUs and submit the proceeds of such sale to the Company; or (iv) any other method determined appropriate by the Company.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.
ARTICLE III.
other provisions
3.1  Dividend Rights.  If so provided in the Grant Notice or as otherwise determined by the Committee in its sole discretion (by resolution or otherwise) the Participant may receive dividend equivalent rights in respect of the RSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. If so provided, at the Company’s option, the RSUs will be credited with either (a) additional Restricted Stock Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares by (i) multiplying the cash dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date; provided, that cash-based dividend equivalents shall be credited unless the Administrator affirmatively elects to credit Dividend Equivalent Units. If applicable, the RSUs will be credited with Dividend Equivalent Units for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share. Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as the RSU to which such dividend equivalent right relates. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Article 3.1 in the event that any dividend equivalent rights or other applicable adjustments pursuant to Article 13.2 of the Plan provide similar benefits.

3.2Rights as Stockholder.  Except as otherwise provided herein the Participant shall have no rights of a stockholder with respect to the Shares subject to the RSUs until the RSUs vest and such Shares are issued pursuant to the terms hereof.
3.3Not a Contract of Service.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.
3.4Governing Law.  The laws of the State of Nevada shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Memphis, Tennessee, or the federal courts for the United States for the Western District of Tennessee.
3.5Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.6Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant. Where such consent is not required, the Participant expressly agrees to be bound by such amendment regardless of whether notice is given to the Participant of such change.
3.7Notices.   Any notice to be given by the Participant under the terms of this Agreement shall be addressed to the Secretary of the Company (or, in the event that the Participant is the Secretary of the Company, then to the Company’s non-executive Chairman of the Board or Lead Director).  Any notice to be given to the Participant shall be addressed to him at his home address on record with the Company.  By a notice given pursuant to this Article 3.7, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Participant shall, if Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Article 3.7.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed as set forth above or upon confirmation of delivery by a nationally recognized overnight delivery service.
3.8Section 409A.  This Agreement shall be interpreted and administered in accordance with Section 409A of the Code. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs (including any dividend equivalent rights) to be made to the Participant pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the RSUs or any dividend equivalent rights may not so qualify, and in that case, the Administrator shall administer the grant and settlement of such RSUs and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company and its Affiliates, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and the Participant shall be deemed to have remained employed so long the Participant has not “separated from service” with the Company, its Affiliates or any of their Successors. Each payment of RSUs (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. The Participant agrees and acknowledges that the Company does not warrant the RSUs will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or foreign law, and that the Company shall not be liable for any tax, interest, or penalty that the Participant might owe as a result of the RSUs. Further, the Company is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
3.9Successors and Assigns.  The Company in its discretion may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
3.10Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11Entire Agreement.  The Plan, the Grant Notice, the Restricted Stock Unit Award Agreement and any Country Addendum constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Affiliates and the Participant with respect to the subject matter hereof.
3.12Limitation on the Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  The Plan, in and of itself, has no assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.
3.13Severability.  The provisions of this Agreement and the Grant Notice are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
3.14Data Privacy Consent.
(a)As a condition of the grant of the RSUs, the Participant hereby consents to the collection, use and transfer of personal data as described in this Section and in the Plan. Such consent is purely voluntary and may be withdrawn by the Participant at any time. If such consent is not given or is later withdrawn, the Participant may be unable to participate in the Plan and may forfeit the opportunities associated with the Plan.
(b)The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its subsidiaries, and details of all restricted units or other equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”).  The Participant further understands that the Company and its subsidiaries will transfer

Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including the stock plan administrator.  The Participant understands that these recipients may be located in the United States, European economic area or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan.
(c)The Participant may have a number of rights under applicable data privacy laws including, to view such Data or require any necessary corrections or deletions to it. To receive clarification or exercise these rights, the Participant can contact his or her local human resources representative.
3.15No Right to Future Grants; Extraordinary Item of Compensation.  By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company and wholly discretionary in nature and may be suspended or terminated by the Company at any time; (b) the Plan is operated and the RSU is granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company and not the Employer or any other Affiliate; (c) neither the Employer nor any other Affiliate  has any obligation to make any payment of any kind under this Agreement; (d) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units; (e) all determinations with respect to future grants of restricted stock units, if any, including the grant date, the number of Shares granted and the vesting period, will be at the sole discretion of the Company; (f) the Participant’s participation in the Plan is voluntary; (g) the value of and income from the RSUs is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (h) grants of restricted stock units are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; and (i) the value of and income from the RSU is not intended to replace any pension rights or compensation. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights, claims or entitlement to damages related to restricted stock unit proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.
3.16Value of Shares Indeterminable. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. The value of the Shares obtained upon settlement of the RSUs may increase or decrease in value. Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to the Participant upon settlement of the RSUs or the subsequent sale of any Shares acquired at settlement.
3.17Consent to Electronic Delivery of All Plan Documents and Disclosures.  Participant and the Company agree that the RSUs granted under and governed by the terms and conditions of the Plan, the Grant Notice and the Agreement. Participant has received and reviewed the Plan and prospectus relating to the Plan, the Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and Agreement, and fully understands all provisions of the Plan, the Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Grant Notice and the Agreement.  Participant further agrees to notify the Company upon any change in the residence address.  By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Grant Notice, the Agreement, the Plan, account statements, Plan prospectuses required by applicable law, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan.  Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.  Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to the Committee.  Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails.  Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to the Committee.
3.18Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made with respect to the Plan, this Agreement or the RSUs.
3.19No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant acknowledges, understands and agrees that the Participant may incur tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant understands and agrees that the Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan
3.20Adjustments.  The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to modification, adjustment and termination in certain events as provided in this Agreement and Article 13 of the Plan.
3.21Subject to Clawback.  The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s RSUs (whether vested or unvested) and the recoupment of any compensation realized with respect to the RSUs.

COUNTRY ADDENDUM

TO

AUTOZONE, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Country Addendum includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant works and/or resides outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Restricted Stock Unit Award Agreement and the Plan.

Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement.  If the Participant received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

Change in Residency or Employment. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers residency or employment to and/or otherwise becomes subject to the laws, rules and/or regulations of another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Termination not Extended by Notice Periods. For purposes of the RSUs, the Participant’s Termination of Service is deemed to occur as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for the termination and whether or not later found to be invalid or in breach of applicable law in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any) (the “Termination Date”), and unless otherwise determined by the Administrator, the Participant’s right to vest in the RSUs, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the applicable law of the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any).  The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence) and, hence, when the Termination Date occurs.

Legal, Regulatory and Tax Compliance.  If the Participant resides or is employed outside of the United States, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal, regulatory and tax obligations under local laws, rules and regulations in the Participant’s country of employment (and country of residence, if different), including (but not limited to) any obligations to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (e.g., any proceeds derived from the sale of Shares acquired pursuant to the RSUs). The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Participant’s personal legal advisor on this matter. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and regulations in the Participant’s country of employment (and country of residence, if different).

Non-Reliance of Information. The Country Addendum also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of May 2025.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant receives Shares from settlement of the RSUs or sells Shares acquired under the Plan. In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result.

Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

BRAZIL / EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / THE UNITED KINGDOM

Data Privacy.  If the Participant resides and/or is employed in Brazil, the EU / EEA, or the United Kingdom, the following provision replaces Article 3.15 of the Agreement:

The Company is located at 123 South Front Street, Memphis, Tennessee 38103, United States of America and grants RSUs under the Plan to employees of the Company and its Affiliates in its sole discretion.  The Participant should review the following information about the Company’s data processing practices.

(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, and uses certain personally-identifiable information about the Participant; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance/passport or other identification number (e.g., resident registration number), salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, cancelled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Information”). In granting the RSUs under the Plan, the Company will collect the Participant’s Personal Information for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using the Participant’s Personal Information will be the Company’s legitimate interest of managing the Plan and generally administering employee equity awards, the Company’s necessity to execute its contractual obligations under the Agreement and to comply with its legal obligations. The Participant’s refusal to provide Personal Information may affect the Participant’s ability to participate in the Plan. As such, by participating in the Plan, the Participant voluntarily acknowledges the collection, processing and use, of the Participant’s Personal Information as described herein.
(b)Stock Plan Administration Service Provider. The Company transfers Participant’s Personal Information to the Stock Plan Administrator.  In the future, the Company may select a different Stock Plan Administrator and share the Participant’s Personal Information with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States.  The Company can only meet its contractual obligations to the Participant if the Participant’s Personal Information is transferred to the United States.  The Company’s legal basis for the transfer of the Participant’s Personal Information to the United States is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the European Commission.
(d)Data Retention. The Company will use the Participant’s Personal Information only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s Personal Information, the Company will remove it from its systems.  If the Company keeps the Participant’s Personal Information longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subjects Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence (and country of employment, if different). For example, the Participant’s rights may include the right to (i) request access or copies of Personal Information the Company processes pursuant to the Agreement, (ii) request rectification of incorrect Personal Information, (iii) request deletion of Personal Information, (iv) request restrictions on processing of Personal Information, (v) lodge complaints with competent authorities in the Participant’s country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s Personal Information.  To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local human resources department.

Age Discrimination Rules.  If the Participant is a local national of and employed in the EU/EEA, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination laws, rules and regulations of the Participant’s country of employment (and country of residence, if different) (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

BRAZIL

Terms and Conditions

Labor Law Policy and Acknowledgment.  The following provision supplements Article 3.1 of the Agreement:

By accepting the RSUs, the Participant agrees that the Participant is (i) making an investment decision; and (ii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.

Compliance with Law.  By accepting the RSUs, the Participant acknowledges that the Participant agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the RSUs, and the sale of Shares acquired under the Plan and the receipt of any dividends.

Notifications

Foreign Asset/Account Reporting Information.  If the Participant is a resident or domiciled in Brazil, the Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and/or rights is US$1,000,000 or more but less than US$100,000,000, a declaration must be submitted annually.  If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly.

Tax on Financial Transaction (IOF).  Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with the Participant’s personal tax advisor for additional details.

CHINA

Terms and Conditions

The following provision applies if the Participant is subject to exchange control restrictions and regulations in the People’s Republic of China (“PRC”), including the requirements imposed by the PRC State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Settlement Notice.  Notwithstanding anything to the contrary in the Plan or the Agreement, no Shares will be issued to the Participant in settlement of the RSUs unless and until all necessary exchange control or other approvals with respect to the RSUs under the Plan have been obtained from the SAFE or its local counterpart (“SAFE Approval”).  In the event that SAFE Approval has not been obtained prior to any date(s) on which the RSUs are scheduled to vest in accordance with the vesting schedule set forth in the Agreement, any Shares which are contemplated to be issued in settlement of such vested RSUs shall be held by the Company in escrow on behalf of the Participant until SAFE Approval is obtained.

Notifications

Exchange Control Restrictions.  If the Participant is a local national of the PRC, the Participant understands and agrees that upon RSU vesting the underlying Shares may be sold immediately or, at the Company’s discretion, at a later time.  The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes such broker to complete the sale of such Shares. If the Company changes its designated brokerage firm, the Participant acknowledges and agrees that the Company may transfer any Shares issued under the Plan to the new designated brokerage firm, if necessary or advisable for legal or administrative reasons. The Participant agrees to sign any documentation necessary to facilitate the transfer of Shares. Further, the Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.  Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Participant in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the vesting of the RSUs has been satisfied.  Due to fluctuations in the Share price and/or the U.S. dollar exchange rate between the Vesting Date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the fair market value of the Shares on the Vesting Date.  The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or U.S. dollar exchange rate.

The Participant understands and agrees that, due to exchange control laws in China, the Participant will be required to immediately repatriate to China the cash proceeds from the sale of any Shares acquired at vesting of the RSUs and any dividends received in relation to the Shares.  The Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account to be approved by the local foreign exchange administration, and the Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares may be transferred to such special account prior to being delivered to the Participant.  The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion (as of the Grant Date, the proceeds are paid to the Participant in local currency).  In the event the proceeds are paid to the Participant in U.S. dollars, the Participant understands that the Participant will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account.  If the proceeds are paid to the Participant in local currency, the Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to the Participant through any such special account.

Exchange Control Notice Applicable to Participants in the PRC.  If the Participant is a local national of the PRC, the Participant understands that exchange control restrictions may limit the Participant’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000.  The Participant should confirm the procedures and requirements for withdrawals and conversions of foreign currency with the Participant’s local bank prior to the vesting of the RSUs/sale of Shares. The Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information.  PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions.  The Participant may be subject to reporting obligations for the Shares or awards acquired under the Plan and Plan-related transactions.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

GERMANY

Terms and Conditions

No country-specific provisions.

Notifications

Exchange Control Information. Cross-border payments in excess of €50,000 must be reported to the German Federal Bank (Bundesbank). If the Participant receives a cross-border payment in excess of this amount (e.g., proceeds from the sale of Shares acquired under the Plan) and/or if the Company withholds or sells Shares with a value in excess of €50,000 for any Tax-Related Items, the Participant must report the payment and/or the value of the Shares received and/or sold or withheld to the Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, if the Shares are listed on a recognized U.S. stock exchange and the Participant owns less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

INDIA

Terms and Conditions

No country-specific provisions.

Notifications

Exchange Control Information.  The Participant must repatriate any proceeds from the sale of the Shares and any cash dividends acquired under the Plan to India and convert the proceeds into local currency within a certain period from the time of receipt (90 days for sale proceeds and 180 days for dividend payments, or within such other period of time as may be required under applicable regulations and to convert the proceeds into local currency).  The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency.  The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.  Further, the Participant agrees to provide any information that may be required by the Company or the Employer to enable them to make any applicable filings they may have under exchange control laws in India.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with participation in the Plan.

Foreign Asset/Account Reporting Information.  The Participant is required to declare the Participant’s foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Participant’s annual tax return.  The Participant is personally responsible for complying with local exchange control laws, and neither the Company nor any subsidiary of the Company will be liable for any resulting fines or penalties.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

MEXICO

Terms and Conditions

Acknowledgment of the Agreement. By participating in the Plan, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan.  The Participant further acknowledges that the Participant has read and expressly approves the terms and conditions set forth in Article 3.1 of the Agreement, in which the following is clearly described and established:

(i)	the Participant’s participation in the Plan does not constitute an acquired right;
(ii)	the Plan and the Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis;
(iii)	the Participant’s participation in the Plan is voluntary; and
(iv)	the Company or any Affiliate is not responsible for any decrease in the value of the underlying Shares.

Labor Law Policy and Acknowledgment.  By participating in the Plan, the Participant expressly recognizes that the Company, with registered offices at 123 South Front Street, Memphis, Tennessee 38103, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis.  Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that the Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company or any Affiliate, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Términos y Condiciones

Reconocimiento del Contrato.  Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan.  Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el Artículo 3.1 del Contrato, en lo que claramente se describe y establece lo siguiente:

(i)	su participación en el Plan no constituye un derecho adquirido;
(j)	el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional;
(k)	su participación en el Plan es voluntaria; y
(l)	la Compañía y sus Afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.

Política de Legislación Laboral y Reconocimiento.  Al participar en el Plan, usted reconoce expresamente que la Compañía, con oficinas registradas en 123 South Front Street, Memphis, Tennessee 38103, EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las

Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil.  Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.

Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía o sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

Notifications

Securities Law Information. The RSUs granted, and any Shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Award Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to the Participant because of the Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to certain Employees and are made in accordance with the provisions of the Mexican Securities Market Law.  Any rights under such offering shall not be assigned or transferred.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes.  The following provision supplements Article 2.3 of the Agreement:

Without limitation to Article 2.3 of the Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, or if different, the Employer, or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and, if different, the Employer, against any Tax-Related Items that they are required to pay or withhold, or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Article 13(k) of the Exchange Act), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan.  In this case, the amount of any uncollected amounts may constitute a benefit to the Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable.  The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer for the value of any NICs due on this additional benefit, which the Company or the Employer may recover by any of the means referred to in Article 2.3 of the Agreement.

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